Exhibit 99.2

Prepared Remarks of Edison International CEO and CFO
First Quarter 2019 Earnings Teleconference
April 30, 2019, 1:30 p.m. (PDT)

Pedro Pizarro, President and Chief Executive Officer, Edison International
Before I begin my business remarks, I want to pause to mourn the loss of one of our directors, Ellen Tauscher, who passed away last night. Ellen accomplished so much: she was one of the first and youngest women, at 25, to hold a seat on the New York Stock Exchange; a talented Congresswoman who built bridges across the aisle; a nuclear arms nonproliferation leader who truly made the world safer; a thoughtful director on the boards of multiple companies and national labs; an unstoppable cancer survivor who then led national efforts to help others; an inspiring mother for her daughter Katherine; and above all a deeply caring individual whom I, and all of us at Edison, will miss deeply.
Well, I know Ellen is hearing me from a better place and telling me to get to work, so let me turn to our quarterly update. First quarter core earnings were 63 cents per share, which was 17 cents below the first quarter last year, largely driven by increased wildfire mitigation costs. As we have mentioned before, year-over-year comparisons are not particularly meaningful because SCE did not receive the proposed decision in its 2018 General Rate Case until April 12th of this year. Since our policy is to account for a regulatory decision in the period in which it is received, SCE recognized revenue from CPUC activities for both the first quarter 2018 and 2019 largely based on 2017 authorized base revenue requirements, with reserves taken for known items, including the 2017 cost of capital decision and tax reform.
If adopted, the GRC PD would result in base rate revenue requirements of $5.1 billion in 2018, $5.4 billion in 2019 and $5.8 billion in 2020. This is lower than our request. The primary drivers are lower depreciation; capital authorization lower than requested levels in the areas of infrastructure replacement, grid modernization and corporate real estate; and reductions in operating expenses for incentive compensation. Maria’s remarks will cover the proposed decision in more detail, our financial performance for the quarter, and other financial topics, but let me first give you a few policy observations.

We have reviewed the GRC PD carefully and have serious concerns in a few areas that will further erode the California regulatory framework if not corrected. First, there are several areas where the PD attempts to shift standard cost of service items unfairly to shareholders. Also, over the past 15 months, we have managed our business in the absence of a GRC decision. That required us to make pragmatic choices for expenditures and programs based on our assessment of the most effective way to deliver safe, reliable and affordable energy to our customers. Receiving a very late proposed decision that does not acknowledge this is truly challenging. There are critical principles at stake and our comments will focus on the need to ensure a durable and predictable process - one that leads to timely decisions and gives us sufficient guidance and assurance of cost recovery for reasonable management decisions.
Turning to the California wildfire crisis, we first remain focused on mitigating catastrophic wildfire risk and impacts on our communities. Governor Newsom has recognized the need for urgent action, and initiated steps to strengthen California’s emergency preparedness and response capabilities, and build community preparedness and resilience.
Importantly, the Governor recently declared a state of emergency and directed his administration to expedite forest management projects to protect California’s most wildfire-vulnerable communities. Governor Newsom also announced additional funding for public awareness campaigns to inform residents about local emergency action plans, aircraft acquisitions for firefighting, improved evacuation planning, and technology upgrades for fire prevention, preparedness, and response.
The Governor’s April 12th strike force report was comprehensive in addressing the key areas related to wildfire risks and issues, climate change and California’s energy sector. The report sets out a roadmap to reduce the incidence and severity of wildfires, renews the State’s commitment to clean energy, and outlines actions to hold utilities accountable for their conduct related to wildfires. The report acknowledges the important role California’s investor owned utilities play in helping the State meet its clean energy and greenhouse gas emission reduction goals, and identifies potential measures to ensure the financial health of IOUs.

The strike force report notes that any successful approach for allocating wildfire cost responsibility among stakeholders should be based on several principles, including maintaining safe and affordable power, treating wildfire victims fairly and requiring equitable stakeholder contributions. The report also acknowledges the uncertainty surrounding cost recovery of wildfire liabilities, including the significant liquidity impact this can have on a utility. This uncertainty can, and has, resulted in lower credit ratings and higher financing costs, which in turn lead to higher rates paid by utility customers.
We are encouraged by the broad scope and sense of urgency of the Governor’s strike force report. It appropriately reflects the need to address wildfire liability through legal and regulatory reform, the need to restore confidence in California’s regulatory compact, and the importance of financially healthy IOUs to support the State’s policy goals.
Governor Newsom has pointed to the Commission on Catastrophic Wildfire Cost and Recovery as an important implementation vehicle. SB 901 tasked this Commission with making recommendations to the legislature on the equitable distribution of catastrophic wildfire costs and damages. In its first three meetings, the Commission heard testimony on several topics, including climate risk, CAL FIRE’s prevention efforts, customer rates, the existing wildfire liability regime, the state of the insurance markets for utilities and homeowners, utility risk financing options, and community needs around wildfire damages.
The Commission held its fourth meeting yesterday and established three work groups to assess: (i) utility wildfire liability and cost recovery standards; (ii) a wildfire fund and/or other funding mechanism(s); and (iii) homeowners’ insurance availability and affordability, and household and community wildfire mitigation and protection. The Commission is expected to submit its final report by the statutory July 1 deadline, or sooner, as requested by the Governor.
On the judicial front, we continue to challenge the application of inverse condemnation in the courts. We have pending motions challenging inverse in two cases arising out of the Liberty Fire. We argue that the fact that an IOU cannot broadly socialize costs runs directly counter to the rationale underlying the application of inverse condemnation.

Whatever the ultimate vehicle – whether executive, legislative, or judicial action – we believe three major components are needed in a comprehensive statewide plan:

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The first is enhanced prevention. We continue to reduce the risk of electrical equipment igniting wildfires and go beyond long-standard industry practices to address the new conditions we are facing. This includes hardening the grid to significantly reduce potential fire ignitions; bolstering situational awareness capabilities; and expanding operational practices such as enhanced overhead inspections, vegetation management and emergency response protocols. We have detailed our actions in several recent SCE regulatory filings. We are also expanding the use of public safety power shutoffs when high wildfire risk conditions warrant targeted circuit shutdowns to protect the safety of our communities.

•The second component re-establishes a fair regulatory compact for IOUs to recover prudently incurred costs in rates. A new framework must directly connect cost recovery following a wildfire to compliance with objective standards like the CPUC-approved wildfire mitigation plans. If an IOU complies with its approved wildfire mitigation plan, the CPUC must find the company a prudent operator for purposes of cost recovery to remove financial uncertainty and support investment grade credit ratings.
Compliance with an approved wildfire mitigation plan is an appropriate standard to judge a utility’s wildfire risk management and mitigation operations, since perfection is an unreasonable and unrealistic standard regardless of the industry in question. In the Wildfire Mitigation Plan proposed decisions issued yesterday, the CPUC interpreted their ability to do this under existing legislation more narrowly than we would. The Legislature should clarify that the CPUC should deny cost recovery for utility wildfire claims only if a utility’s non-compliance with its wildfire mitigation plan was a significant cause of a wildfire and its damages, and any such denial should be in proportion to the non-compliance’s contribution to damages relative to other factors that contributed to the wildfire and its impacts. A similar standard led the State and its utilities out of the Energy Crisis through AB 57, passed by the Legislature and enacted into law in 2001. Such a framework defining prudency through compliance with a detailed plan approved by the CPUC is a necessary component to restore the regulatory compact on a go forward basis.
•The third component is a viable wildfire cost recovery fund covering third-party property damage in excess of utility insurance with broad risk and cost sharing. A fund would benefit property owners by providing relief quickly and with more certainty.
SCE and other electric utilities play a key role in helping the State achieve its ambitious climate change and other environmental goals, while providing safe, reliable, affordable and clean energy service to customers. Investor-owned utilities must therefore remain financially healthy to attract capital and invest in the important infrastructure needed for this essential role.
Related to that, SCE submitted its CPUC cost of capital application and an updated FERC return on equity filing earlier this month. In both proceedings, we are requesting a 6% adder to compensate investors for risks related to wildfire liability and significant regulatory uncertainties. I want to be clear – we do not consider this wildfire-related increase to be a long-term solution. This is not an efficient or effective way to resolve the wildfire issue. It is a temporary necessity until the State implements a comprehensive solution that addresses wildfire risk.
In the CPUC cost of capital application, SCE is also requesting changes to its authorized capital structure to increase its common equity to 52% from 48% and reduce its preferred equity. The change will bring SCE more in line with other utilities in California and in other jurisdictions, which is especially important in the current business environment.
To address these capital structure changes and the ongoing, significant needs at SCE for infrastructure replacements and enhancement, we are implementing a new financing plan at EIX. This includes an at-the-market, or ATM, program. Between that and turning on internal programs, we plan to issue up to $1.5 billion of EIX equity to fund the increased equity layer at SCE. This will be the first EIX equity issuance since 1993; since that time our rate base has essentially tripled while our system average rate has grown less than the rate of inflation. We do not take new equity issuance lightly and believe that SCE’s growth opportunities to support California’s clean energy pathway merit this constructive step to optimize our capital structure. Maria will address this plan in more detail.
Let me now turn to updates on the December 2017 fires; there are no significant updates on the 2018 events. As we have mentioned previously, we believe the evidence shows there were at least two separate ignitions that led to two fires that together we have referred to in the past as the Thomas Fire — one in the Anlauf Canyon area and another near Koenigstein Road.
The Ventura County Fire Department, or VCFD, and CAL FIRE released a joint report on March 13th regarding the origin and cause of the fire that ignited in Anlauf Canyon, which they, and now we, are referring to as the Thomas fire. We will continue to refer to the fire that resulted from the Koenigstein Road ignition as the Koenigstein fire. In their March 13 report, the two agencies concluded that the Thomas fire was started by SCE power lines coming into contact during high winds, resulting in molten metal falling to the ground. However, the report does not state that molten metal was found on the ground in that location during their investigation.
SCE has been unable to determine that the ignition of the Thomas fire involved SCE equipment. In fact, SCE has evidence from publicly available radar data, which shows smoke in the air, that the ignition of the Thomas fire started at least 12 minutes prior to any issue involving SCE’s system, and at least 15 minutes prior to the start time indicated in the March 13 report. SCE believes the Thomas fire was independently responsible for a portion of the damages from the Thomas and Koenigstein fires.
On March 20th, VCFD and CAL FIRE released a report finding that SCE equipment was the cause of the Koenigstein fire. The company previously disclosed, in October 2018, that witnesses reported a fire ignited along Koenigstein Road near an SCE power pole, and SCE believes its equipment was associated with this ignition.

These two investigative reports do not provide a final resolution as to cause or responsibility. The courts will ultimately need to make that determination after a full review of all the evidence.
Let me conclude by saying that the safety of our customers, communities and employees is our top priority and a core value of Edison. Our employees work vigilantly year-round to strengthen our system and protect the public and themselves against a variety of natural and man-made threats, under all working conditions. We are taking substantial steps to reduce the risk of wildfires in our service territory and continue to look for ways to enhance our operational practices and infrastructure.
We are also actively engaged with State leaders on comprehensive policies to collaboratively address statewide wildfire risks and establish a durable financial and operating framework for utilities. At the same time, we continue to invest in grid hardening and resiliency, as well as the other capital programs that support California’s world-leading clean energy goals. We also continue our relentless focus on improving our operational execution capabilities across the board. From our ongoing work to strengthen our safety culture, to our bridge funding program building out electric vehicle charging infrastructure, to improved technology driving more streamlined customer interactions, to promising work applying machine learning to our smart meter data to detect downed wires within minutes, we will not lose sight of the many important aspects of our business. While we are keenly focused on mitigating wildfire risk and re-establishing sound policy, these other elements are the foundation of our business for the long term, and we will continue to deliver on them for both our customers and our investors.
Maria Rigatti, Executive Vice President and Chief Financial Officer, Edison International
My comments today will cover first quarter results for 2019 compared to the same period a year ago, plus comments on the proposed decision in our General Rate Case, our updated capital expenditure and rate base forecasts, and other financial updates for SCE and EIX. As we have said, year over year comparisons are difficult given the timing of the GRC. Through the first quarter, we continued to recognize revenue from CPUC activities largely based on 2017 authorized base revenue requirements with reserves taken for known items including the 2017 cost of capital decision and tax reform. SCE will account for the impacts of the final decision in the 2018 GRC in the period in which that decision is received.
Please turn to page 2.
For the first quarter 2019, Edison International reported core earnings of 63 cents per share, a decline of 17 cents from the same period last year. From the table on the right-hand side, you will see that SCE had a negative 20 cents core EPS variance year-over-year. There are a few items that account for the bulk of this variance. To begin, higher revenues had a positive impact of 8 cents, including 6 cents at the CPUC and 2 cents at FERC. Higher CPUC revenues primarily relate to customer refunds in 2018 for prior over-collections, and incremental return on rate base recorded through the pole loading balancing account. FERC revenues were higher primarily due to higher operating costs.
There was a negative impact of 18 cents due to higher O&M primarily due to wildfire mitigation costs, including enhanced overhead inspections and other preventative maintenance costs. Through our grid safety and resiliency program and 2019 wildfire mitigation plan filings, we have regulatory mechanisms in place to track and request recovery of these increased costs. Through the course of the year, we will begin to defer incremental costs associated with wildfire mitigation, but this will not occur until the costs incurred exceed the total authorized in the GRC. The timing of the expenditures and the point at which the deferrals begin drives year-over-year variances. I will speak more about this in a few minutes. Finally, we had a negative impact of 7 cents from higher financing costs due to increased borrowings and higher interest expense on balancing account over-collections.
For the quarter, EIX Parent and Other had a positive 3 cents core earnings variance due to lower corporate expenses and lower losses at the competitive business.
Please turn to page 3.
As Pedro mentioned earlier, we received a proposed decision on our 2018 GRC on April 12th. The PD, if adopted, would authorize $5.1 billion in 2018 revenue requirement, which is $432 million or 7.8% lower than our request. A significant portion of the reduction, or about

$150 million, is associated with the recovery of lower depreciation expense. Additionally, approximately $100 million is related to O&M reductions in incentive compensation for our employees and executives, a reduction that we have experienced in prior GRCs as well. The third driver of the revenue requirement reduction is related to the lower capital authorized by the PD. If the PD is adopted by the CPUC, SCE’s revenue requirement will increase by $320 million in 2019 and an additional $401 million in 2020.
The PD also identifies changes to certain balancing accounts, including the expansion of the Tax Accounting Memo Account, or TAMA, to include the impacts of all differences between forecast and recorded tax expense. The PD would also disallow certain historical spending, largely related to a number of infrastructure replacement programs and corporate real estate. I will address capital spending and rate base in a moment.
We will be filing formal comments on May 2nd. As Pedro noted, we have significant policy concerns in a few areas and are conducting meetings with the Commission to discuss these concerns. Slide 4 has a summary of the key topics that SCE will be addressing when we file comments in a few days.
Please turn to page 5 for SCE’s capital expenditures forecast. The capital expenditures forecast reflects the proposed decision as well as other capital spending needs. The GRC PD approved CPUC capital spending of $2.8 billion for 2018 compared to our request of $3.6 billion. Overall, the PD authorizes 86% of the traditional capital expenditure programs and 34% of the grid modernization capital relative to our request. As we have mentioned before, as we waited for the GRC decision, we developed our capital expenditure plans to meet our business objectives while still maintaining flexibility. Specifically, these plans allow SCE to execute its capital spending program over the three-year GRC period, that is 2018 through 2020, to meet what is ultimately authorized in the decision while minimizing the associated risk of unauthorized spending. We believe we will be able to reasonably balance our total capital spending over this timeframe.
We also have significant capital programs outside of the GRC, particularly related to wildfire mitigation. In 2019, we have approximately $350 million of wildfire-related spending as discussed last quarter. For 2020, we expect wildfire mitigation capital expenditures in a range of $500-$700 million. We have approved memo accounts to track these costs and have requested a balancing account for our GS&RP spend. To the extent not recovered through balancing accounts, we expect that wildfire mitigation spending will be addressed in future GRCs.
On Page 6, we have updated our rate base forecast to reflect the 2018 GRC proposed decision. The PD proposes 2018 CPUC GRC-jurisdictional rate base of $22.6 billion. This corresponds to total 2018 rate base of $28.4 billion. We expect to update the forecast when we receive a final decision. I would note that our current rate base forecast does not include any of our wildfire mitigation-related capital spending.
On page 7, you will see our financial assumptions for 2019. We will provide 2019 earnings guidance after we get a final decision on the GRC. In the meantime, we have laid out some additional information for your consideration as you model 2019 and beyond. This includes “Other Items” that reflect some considerations outside of the simplified rate base model and are noted in the bottom right hand side.
During the quarter, SCE secured additional wildfire insurance bringing total coverage to $1.2 billion for the period June 2019 to June 2020.  These policies are subject to $115 million of co-insurance. SCE expects its coverage for this period to also be subject to an initial self-insured retention of $10 million per occurrence, but, based on policies currently in place, SCE's coverage for the period is subject to self-insured retention of $50 million per occurrence. Based on current levels of co-insurance and self-insured retention, SCE has approximately $1 billion of insurance, after adjusting for these items. SCE may obtain additional wildfire insurance for this time period in the future. Based on policies currently in effect and prior to any regulatory deferral, the cost in 2019 is $399 million.
We have a memo account that was utilized in 2018 to record incremental insurance costs. Similar to 2018, we believe the incremental 2019 costs will be probable of recovery and so subject to deferral. However, the deferral of these costs will not begin until we have recorded amounts equal to the levels authorized for 2019. This is similar to the accounting treatment I noted earlier related to wildfire mitigation O&M costs. There too we have memo accounts that are utilized to track incremental wildfire mitigation costs which we believe will be probable of recovery. However, until we reach authorized levels, we will continue to expense costs as they are incurred. Given these mechanisms, full year results are more representative and we will provide guidance and additional information regarding deferrals when we have a final GRC decision.
For EIX Parent and Other, we expect an earnings drag of 30 to 35 cents per share. Included in this is approximately one penny per share per month related to EIX operating expenses. The overall increase from last year is primarily due to higher forecasted interest expense driven by higher long-term debt issuances and interest rates. At Edison Energy, we continue to work towards our target of achieving a break-even run rate for earnings by the end of this year.
Please turn to page 8.
I would now like to discuss the recent FERC and CPUC filings that address regulatory cost of capital and authorized capital structure. As Pedro noted earlier, on April 11th, SCE submitted revisions to its transmission owner tariff filing with FERC. SCE has requested an overall return on equity of 18.40% consisting of a conventional ROE of 11.12%, CAISO and project-based incentive adders of approximately 1.28% and a wildfire-associated ROE component of 6% to compensate for this unique risk.
More recently, on April 22nd, SCE submitted its CPUC Cost of Capital Application. In this filing, SCE is requesting an overall return on equity of 16.6%, which reflects a base ROE of 10.6% and the additional 6% ROE related to wildfire risks similar to the FERC filing.
California is a leader in addressing climate change and air pollution, with both the legislature and CPUC advancing the effort toward a clean energy future. Investor owned utilities support and enable these objectives but challenges and risks arise that do not exist in other jurisdictions at the scale we find them in California. We can manage these risks given our experience and understanding of the issues, but these are still differentiators. These include the efforts related to the State’s aggressive clean energy goals such as the use of more varied, earlier stage and more expensive technologies, proliferation of distributed energy resources and the need to design and manage a grid to accommodate this, and various investment needs, including replacing the aging infrastructure. The increasingly deliberate nature of the regulatory process is also something that must be reflected in the cost of capital given the risks introduced by this regulatory lag.
Beyond these challenges, we face the additional risk imposed by the dramatic increase in catastrophic wildfires combined with uncertainty regarding cost recovery should a utility’s equipment be a substantial cause of a wildfire’s ignition. We have discussed the drivers for this risk before and Pedro has outlined the structures and solutions needed for a more appropriate allocation of this risk. However, until a reasonable framework is implemented, the return on equity needs to reflect this additional risk. To be clear, we do not want a never-ending series of ROE adders related to wildfire risk. The solution must be structural but until that happens, we need to include this additional element in our cost of capital to reflect fairly the risks being underwritten by our investors.
In addition to cost of capital changes, we have also requested a change to our authorized capital structure. Currently our authorized capital structure reflects 48% common equity, 9% preferred equity and 43% debt. This will change to 52% common equity, 5% preferred equity and 43% debt, if approved. This change is more aligned with capital structures across California and in other jurisdictions. Importantly, it also provides support for our credit ratings as we continue to invest in the infrastructure needed to safely and reliably serve our customers.
SCE is also proposing to maintain the current Cost of Capital trigger mechanism, which provides for an automatic modification of ROE during the three-year cycle based on fluctuations in interest rates as measured by changes in the Moody’s utility bond index.
We understand the customer cost impact of our proposed cost of capital and capital structure, in particular, the impact of the wildfire-related ROE component. However, this is necessary in order to address these unique risks as we continue to make the investments that support our customers’ needs and help California meet its environmental objectives. We will continue to work with stakeholders on a structural remedy to appropriately allocate this risk and when that happens, we will file to modify the risk adder included in our cost of capital.

Please turn to page 9.
The changes in our capital structure and ongoing investment needs at SCE drive the financing plan that Pedro mentioned earlier. EIX has historically maintained a strong balance sheet. As Pedro noted, our rate base has grown significantly over more than 2 decades through a combination of internally generated cash flow, retained earnings, debt financings and benefits from other items such as bonus depreciation. The cost of capital application and the requested change in authorized capital structure to a 52% equity layer drives a need for up to $1.5 billion of additional equity at SCE. The PD highlights ongoing SCE rate base growth at a compound annual rate of 8.0% from 2018 – 2020. We also see additional capital needs beyond the 2018 GRC including grid resiliency expenditures and transportation electrification. We are developing our 2021 GRC capital requirements and expect to file in September.
Overall, our financing plan takes a balanced approach and utilizes both equity and debt in order to meet the requested increase in authorized equity layer and make capital investments at SCE. EIX has evaluated a range of potential funding options to efficiently finance the current need at SCE and we will maintain flexibility while we execute our 2019 financing plan.
The plan includes a number of components:
•Last Friday, EIX closed a $1 billion term loan to bridge our financing needs. The proceeds were split between a $750 million equity contribution to SCE, which was used to repay SCE’s outstanding term loan balance, and $250 million retained at EIX to pay off EIX’s outstanding commercial paper and for general corporate purposes. This holding company term loan will be repaid through a combination of equity and debt offerings that are part of our longer-term financing plan.
•We anticipate issuing up to $1.5 billion of common equity, through an at-the-market, or ATM, equity program and the use of internal equity programs. These equity programs have been sized to fund SCE’s equity requirements related to the requested increase in the authorized equity layer. The portion of the EIX term loan contributed to SCE last week, or $750 million, will be repaid with proceeds of the equity financing. This program provides us with greater flexibility in timing of issuances to meet capital needs, including the timing and status of the regulatory process associated with the cost of capital proceeding.
•In addition, EIX will continue to utilize other tools to efficiently finance the business including long-term and short-term debt financing based on debt maturity needs and other cash flow requirements. This includes an anticipated $1 billion long term-financing at the holding company to repay any remaining balance on the term loan, fund additional capital needs at the utility and other holding company requirements.
We have significant capital needs and growth opportunities at SCE and our financing plan supports this. We will update and extend this forecast when we file our 2021 GRC in September.

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